Exhibit 99.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT is made and entered into as of the 1st day of December, 2010, by and between Mueller Water Products, Inc., a Delaware corporation (“Company”), and Gregory Hyland (“Employee”).

W I T N E S S E T H:

WHEREAS, Company and Employee entered into an Executive Employment Agreement effective as of September 15, 2008 (the “Agreement”) and an amendment to the Agreement effective as of February 6, 2009 (“Amendment No. 1”);

WHEREAS, the Agreement provides that Employee shall be entitled to reimbursement for membership dues in one country club and one luncheon club located in the Atlanta, Georgia area, in accordance with Company’s policy for executive club reimbursement;

WHEREAS, the Compensation and Human Resources Committee (the “Committee”) of Company has determined to change Company’s policy for executive club reimbursement such that Company will no longer reimburse executives for club membership fees after January 1, 2011;

NOW, THEREFORE, in consideration of the agreements, covenants and conditions herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, Employee and Company hereby agree as follows:

1. Capitalized terms used in this Amendment shall have the meanings assigned to such terms in the Agreement.

2. Section 3(h) of the Agreement is deleted in its entirety.

3. The parties acknowledge and agree that this Amendment has been negotiated at arm’s-length between persons knowledgeable in the matters dealt with herein. Accordingly, any rules of law that would require interpretation of any ambiguities against the party who drafted this Amendment do not apply and are expressly waived.

4. The parties agree to cooperate fully and execute any and all documents and to take all additional actions which may be necessary or appropriate to give full force and effect to the terms and intent of this Amendment.

5. The Agreement, as expressly amended by this Amendment, shall remain in full force and effect in accordance with its terms and continue to bind the parties. This Amendment supersedes and amends any other agreements between Company and/or any subsidiary or division and Employee, and any policy applicable to Employee. Any disputes under this Amendment shall be resolved as provided in the Agreement.

6. This Amendment shall be effective as of the date first set forth above.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

MUELLER WATER PRODUCTS, INC.

By:	/s/ Donald N. Boyce
On behalf of the Compensation and Human Resources Committee of the Board of Directors

/s/ Gregory E. Hyland
Gregory Hyland

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